Exhibit 99.1

Enertopia Corporation: Powering the Future with Lithium, CEO Clips Video

Kelowna, British Columbia--(Newsfile Corp. - March 3, 2023) - Enertopia Corporation (OTCQB: ENRT) and (CSE: ENRT) ("Enertopia'' or the "Company") a company focused on building shareholder value through a combination of our Nevada lithium claims, intellectual property, & pending patents in the green technology space, is very pleased to provide the following update.

Enertopia's West Tonopah Lithium project yields promising results for potential open pit mining scenario. With three prototypes and four pending patents, Enertopia is poised to make an impact in the lithium and clean tech markets.  Sales for the battery management system are expected in Q2. Listen to CEO & President, Robert McAllister talk about it.

https://www.b-tv.com/post/cse-enrt-ceo-clips-enertopia-corporation-powering-the-future-with-lithium-60sec

About CEO Clips:

CEO Clips - are short company video profiles broadcast to a large audience of investors on TV and 15+ financial sites including Reuters, Yahoo!Finance, and Wall Street Journal.

BTV - Business Television/CEO Clips

Discover Companies to Invest in

www.b-tv.com

Contact: Trina Schlingmann (604) 664-7401 x 5 trina@b-tv.com

The Qualified Person:

The technical data in this news release have been reviewed by Randy Henkle, P. Geol. a qualified person under the terms of NI 43-101.

About Enertopia

Defines itself as an Environmental Solutions Company focused on using modern technology on extracting lithium and verifying or sourcing other intellectual property in the EV & green technologies to build shareholder value.

Enertopia shares are quoted in the United States and Canada under ticker symbol ENRT. For additional information, please visit www.enertopia.com or call Robert McAllister, the President at 1-888-ENRT201.

This release includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Statements which are not historical facts are forward-looking statements. The Company makes forward-looking public statements concerning its expected future financial position, results of operations, cash flows, financing plans, business strategy, products and services, potential and financing of its mining or technology projects, growth opportunities, plans and objectives of management for future operations, including statements that include words such as "anticipate," "if," "believe," "plan," "estimate," "expect," "intend," "may," "could," "should," "will," and other similar expressions that are forward-looking statements.  Such forward-looking statements are estimates reflecting the Company's best judgment based upon current information and involve a number of risks and uncertainties, and there can be no assurance that other factors will not affect the accuracy of such forward-looking statements., foreign exchange and other financial markets; changes in the interest rates on borrowings; hedging activities; changes in commodity prices; changes in the investments and expenditure levels; litigation; legislation; environmental, judicial, regulatory, political and competitive developments in areas in which Enertopia Corporation operates. There can be no assurance that the testing for the brine recovery system will be effective for the recovery of Lithium and if effective will be economic or have any positive impact on Enertopia. There can be no assurance that the four pending patents will become patents and have a positive impact on Enertopia. There can be no assurance that provisional patent applications will become patents pending. The User should refer to the risk disclosures set out in the periodic reports and other disclosure documents filed by Enertopia Corporation from time to time with regulatory authorities.

The OTC and CSE have not reviewed and does not accept responsibility for the adequacy or accuracy of this release.